SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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San Diego Gas & Electric Company,

Southern California Gas Company and Pacific Enterprises

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SAN DIEGO GAS & ELECTRIC COMPANY

SOUTHERN CALIFORNIA GAS COMPANY

PACIFIC ENTERPRISES

NOTICE OF

ANNUAL MEETINGS OF SHAREHOLDERS

The Annual Meetings of Shareholders of San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises will be held on June 6, 2008, at 3:30 p.m. at the executive offices of San Diego Gas & Electric Company, 8330 Century Park Court, San Diego, California. Each of the companies is a subsidiary of Sempra Energy.

The Annual Meeting of each company will be held for the following purposes:

(1) To elect directors for the ensuing year.

(2) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 15, 2008, are entitled to notice of and to vote at the Annual Meeting of each company of which they are a shareholder.

The Annual Meetings are business-only meetings. They will not include any presentations by management and the companies do not encourage shareholder attendance.

Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

In addition to receiving by mail a paper copy of this Notice of Annual Meetings of Shareholders, the accompanying Information Statement and the Annual Report of each company of which you are a shareholder, you can view these documents on the Internet by accessing Sempra Energy’s Website at http://www.sempra.com and clicking on the “Investor” tab, then clicking on the “Company SEC Filings” tab, and then clicking on the name of the company of which you are a shareholder. Information on the Website does not otherwise constitute part of this Information Statement.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises are providing this Information Statement to their shareholders in connection with their respective Annual Meetings of Shareholders to be held on June 6, 2008. It is being mailed to shareholders beginning April 24, 2008.

THE COMPANIES

San Diego Gas & Electric Company, which we refer to as SDG&E, and Southern California Gas Company, which we refer to as SoCalGas, are indirect investor-owned public utility subsidiaries of Sempra Energy. Pacific Enterprises, which we refer to as PE, is a direct subsidiary of Sempra Energy and the parent corporation of SoCalGas. We refer to SDG&E and SoCalGas collectively as the Sempra Energy utilities. We refer to the three companies collectively as the companies.

SDG&E’s principal executive offices are located at 8330 Century Park Court, San Diego, California, 92123-1530. Its telephone number is (619) 696-2000.

SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California, 90013-1011. Its telephone number is (213) 244-1200.

PE’s principal executive offices are located at 101 Ash Street, San Diego, California, 92101-3017. Its telephone number is (619) 696-2020.

OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E

SDG&E’s Board of Directors has fixed April 15, 2008, as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the SDG&E Annual Meeting. On that date, SDG&E’s outstanding shares consisted of 116,583,358 shares of common stock, 1,373,770 shares of cumulative preferred stock and 2,040,000 shares of preference stock. All SDG&E common stock is owned by Enova Corporation, a wholly owned direct subsidiary of Sempra Energy.

In electing directors, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote for each of the three director positions, but cumulative voting for directors is not permitted. In voting on any other matters that may be considered at the Annual Meeting, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote. Shares of preference stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

The shares of SDG&E owned by Enova Corporation and indirectly owned by Sempra Energy represent over 97% of SDG&E’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the SDG&E Annual Meeting.

SoCalGas

SoCalGas’ Board of Directors has fixed April 15, 2008, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by PE.

In electing directors, each share is entitled to one vote for each of the three director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99% of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting.

PE

PE’s Board of Directors has fixed April 15, 2008, as the record date for determining the shareholders of PE entitled to notice of and to vote at the PE Annual Meeting. On that date, PE’s outstanding shares consisted of 83,917,664 shares of common stock, all of which is owned by Sempra Energy, and 800,253 shares of preferred stock, all of which is publicly held.

In electing directors, each share is entitled to one vote for each of the three director positions but cumulative voting for directors is not permitted. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of PE owned by Sempra Energy represent over 99% of PE’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the PE Annual Meeting.

GOVERNANCE OF THE COMPANIES

The business and affairs of SDG&E, SoCalGas and PE are managed under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws. During 2007, the board of SDG&E held twelve meetings and acted five times by unanimous written consent; the board of SoCalGas held eleven meetings and acted four times by unanimous written consent; and the board of PE held nine meetings and acted once by unanimous written consent. Each director attended at least 75% of the meetings.

SDG&E, SoCalGas and PE are subsidiaries of Sempra Energy and are not subject to stock exchange listing standards requiring independent directors and various board committees. All of the directors of the three companies are also officers of the companies or Sempra Energy and, as such, none is an independent director. The boards of the companies do not maintain any committees. Nominees for election as directors are determined by the board of each company and the boards will not consider director candidates recommended by shareholders other than their respective direct and indirect parent companies.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors and maintains standing Audit, Compensation and Corporate Governance Committees comprised solely of independent directors. The Sempra Energy Board of Directors has also adopted a Code of Business Conduct and Ethics for Directors and Officers that is applicable to the directors and officers of the companies.

Securities and Exchange Commission rules require each company to disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any members of their immediate families, has or will have a direct or indirect material interest. Each board has adopted a policy that requires the board to review any such “related party transaction” before the company enters into the transaction. There have been no transactions or proposed transactions requiring such review during 2006 or 2007.

Shareholders who wish to communicate with the boards of the companies or an individual director may do so by letter addressed directly to the board or the director at the address of the company set forth under the caption “The Companies.”

The Annual Meetings of Shareholders of SDG&E, SoCalGas and PE are business-only meetings without presentations by management. The companies do not encourage attendance at the meetings by public shareholders. Last year, all of the directors attended the meetings.

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SDG&E, SoCalGas and PE, are expected to attend the Annual Meetings of Shareholders. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche also serves as the independent registered public accounting firm for Sempra Energy.

The following table shows the fees paid to Deloitte & Touche for services provided to SDG&E, SoCalGas and PE for 2006 and 2007.

	SoCalGas and PE				SDG&E
	Dollars in Thousands
	2006		2007		2006		2007
	Fees	% of Total	Fees	% of Total	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statements and Internal Controls Audit	$2,409		$2,334		$2,409		$2,334
SEC Filings and Related Services	—		—		72		46

Total Audit Fees	2,409	97%	2,334	96%	2,481	88%	2,380	93%

Audit-Related Fees
Employee Benefit Plan Audits	76		87		175		86
Other Audit-Related Services	9		—		62		75

Total Audit-Related Fees	85	3%	87	4%	237	8%	161	6%

Tax Fees
Tax Planning	—		—		102		—
Other Tax Services	—		—		—		34

Total Tax Fees	—		—		102	4%	34	1%

All Other Fees	—		—		—

Total Fees	$2,494		$2,421		$2,820		$2,575

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SDG&E, SoCalGas and PE. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate. It has also determined that the chair of the committee is an audit committee financial expert and that his service on the audit committees of three other public companies does not impair his ability to serve effectively on Sempra Energy’s Audit Committee.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Boards of Directors of SDG&E, SoCalGas and PE have reviewed the audited financial statements of the respective companies for the year ended December 31, 2007, with management and Deloitte & Touche LLP, the independent registered public accounting firm.

The boards have also discussed and reviewed with Deloitte & Touche all the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board. They have also received and reviewed the written disclosures and the letters from Deloitte & Touche required by Independence Standards Board Independence Standard No. 1 (Independence Discussions with Audit Committees) adopted by the Public Company Accounting Oversight Board and have discussed with Deloitte & Touche their independence.

Based on these reviews and discussions, the Boards of Directors directed that the audited financial statements of the companies be included in their respective Annual Reports on Form 10–K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

BOARDS OF DIRECTORS

Debra L. Reed, Chair

Michael R. Niggli

Mark A. Snell

February 21, 2008

SHARE OWNERSHIP

All of the outstanding SDG&E common stock is owned by Enova Corporation and all of the outstanding SoCalGas common stock is owned by PE. All of the outstanding common stock of both Enova Corporation and PE is owned by Sempra Energy. None of the directors or officers of the companies owns any preferred or preference shares of the companies.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned on March 31, 2008, by each director of the companies, each executive officer of the companies who is named in the compensation tables of this Information Statement, and by all directors and executive officers of the companies as a group. These shares, upon giving effect to the exercise of exercisable options, represent less than 1% of Sempra Energy’s outstanding shares.

Name	Current Beneficial Holdings (A)	Shares Subject To Exercisable Options (B)	Phantom Shares (C)	Total
Dennis V. Arriola	55,127	42,000	9,503	106,630

James P. Avery	37,234	11,850	4,693	53,777

Michael R. Niggli	143,753	91,500	4,626	239,879

Debra L. Reed	104,133	138,825	10,170	253,128

Anne S. Smith	39,408	46,925	1,261	87,594

Mark A. Snell	152,953	94,375	3,041	250,369

Lee M. Stewart	63,402	60,850	6,687	130,939

SDG&E Directors and Executive Officers as a group (10 persons) (D)	699,987	527,175	43,458	1,270,620

SoCalGas Directors and Executive Officers as a group (9 persons) (D)	662,753	515,325	38,765	1,216,843

PE Directors and Executive Officers as a group (4 persons) (D)	455,966	366,700	27,340	850,006

(A)	Includes unvested shares of restricted stock that may be voted but are not transferable until they are vested and transfer restrictions terminated. These total 31,555 shares for Mr. Arriola; 33,134 shares for Mr. Avery; 62,109 shares for Mr. Niggli; 74,028 shares for Ms. Reed; 32,407 shares for Ms. Smith; 114,915 shares for Mr. Snell; 35,038 shares for Mr. Stewart; 448,096 shares for all SDG&E directors and executive officers as a group; 414,962 shares for all SoCalGas directors and executive officers as a group; and 282,607 shares for all PE directors and executive officers as a group.

(B)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(C)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy common stock. These shares cannot be voted or transferred but track the performance of Sempra Energy common stock.

(D)	Mr. Snell is a director of all three companies. Ms. Reed and Mr. Niggli are directors and officers and Mr. Arriola is an officer of all three companies. Mr. Stewart and Ms. Smith are officers of both SDG&E and SoCalGas. Mr. Avery is an officer of SDG&E.

Sempra Energy has approximately 280,000 shareholders. The only persons known to Sempra Energy to beneficially own more than 5% of its outstanding shares are UBS AG, Bahnhofstrasse 45, Zurich, Switzerland, and Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, California, 94105.

UBS has reported that on December 31, 2007, it and related entities beneficially owned 15,035,437 shares of Sempra Energy common stock for which they had shared dispositive power, including 13,648,124 shares for which they had sole voting power. Barclays Global Investors has reported that on December 31, 2007, it and related entities beneficially owned 13,763,259 shares of Sempra Energy common stock for which they had sole dispositive power, including 11,893,501 shares for which they had sole voting power. The shares reported as beneficially owned by UBS and Barclays Global Investors represent approximately 5.7% and 5.2%, respectively, of the Sempra Energy common stock shares outstanding on March 31, 2008.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 17,578,560 shares of Sempra Energy common stock (approximately 6.7% of the outstanding shares) for the benefit of employees as of March 31, 2008.

Directors and executive officers of each of the companies are required to file reports with the Securities and Exchange Commission regarding their ownership of shares of the companies of which they are an officer or director. Based solely on a review of copies of the reports that have been furnished to the companies and written representations from directors and executive officers that no other reports were required, the companies believe that all filing requirements applicable to their respective directors and officers were timely met during 2007.

ELECTION OF DIRECTORS

The Board of Directors of each company consists of three directors. At the Annual Meeting of each company, three directors will be elected to hold office until the next Annual Meeting of the company and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the three nominees for election as directors of the companies and biographical information regarding each nominee are set forth below. They have been nominated as a director of each company by the respective boards of the companies and have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years.

Michael R. Niggli, 58, became a director of each company in 2007. He became Chief Operating Officer of all three companies in October 2006. Prior to that, he was President of Sempra Generation, a subsidiary of Sempra Energy.

Debra L. Reed, 52, has been a director of each Sempra Energy utility since 2001 and a director of PE since 2006. She is the President, Chief Executive Officer and Chair of the Board of all three companies. She is also a director of Genentech, Inc. and Halliburton Company.

Mark A. Snell, 51, has been a director of each company since 2006. He is an Executive Vice President and the Chief Financial Officer of Sempra Energy. He is also a director of Venoco, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Sempra Energy utilities are indirect subsidiaries of Sempra Energy. All of the executive officers of PE are also executive officers of SDG&E or SoCalGas and do not receive additional compensation for their services as officers of PE.

The compensation philosophy of the Sempra Energy utilities emphasizes:

•	Pay-for-performance.
•	Performance-based incentives that closely align the interests of executives and shareholders.
•	Balance between short term and long term compensation that rewards long term strategic results and encourages stock ownership.
•	Shared risk through equity and other performance-based incentives.
•	More pay at risk at higher levels of responsibility.

The Sempra Energy utilities’ executive compensation programs align pay with short and long term company performance. They also support the attraction, motivation and retention of key executive talent. Program goals include:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.
•	Aligning compensation with company performance and the interests of shareholders.
•	Motivating executives to achieve superior performance.
•	Strongly linking executive compensation to both annual and long term company and individual performance.

Benchmarking

The Sempra Energy utilities use benchmarking as one basis for determining 1) the compensation for various positions, and 2) the percentage of each component of total compensation. Benchmarking also helps to align pay levels, in total and by component, with the market.

National benchmark data is gathered annually by Hewitt Associates, an internationally recognized compensation and benefits consulting firm, and through other executive compensation surveys. During this benchmarking process, the Sempra Energy utilities:

•

Review the labor market for executive positions using a broad cross-section of companies in various industries with data provided by Hewitt Associates that encompasses the 164 non-financial companies in the Fortune 500 that participate in Hewitt’s Total Compensation Database. Data for utility-specific positions is also reviewed periodically.

•

Review summary statistics and statistics adjusted for company size with the goal of managing total pay opportunities to the median of this data, although actual total pay levels are intended to and will rise above or fall below that standard as a result of company and individual performance.

•

Use internal equity to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

Compensation Components

The primary components of the Sempra Energy utilities’ compensation program are:

•	Base salaries
•	Performance-based annual cash bonuses
•	Long term Sempra Energy equity-based incentive awards

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

Pay Mix

How much weight is put on each of the primary components of the Sempra Energy utilities’ compensation program determines the “Pay Mix.”

The table below shows the percent of total pay at company target performance that comes from each major pay component. The Sempra Energy utilities’ pay mix aligns executive pay with the interests of shareholders by providing a much greater portion of pay through performance-based annual and long term incentives rather than base salary. This means that most pay is “at risk” and will go up or down with company performance.

	Base Salary	Annual Bonus at Target	Log Term Incentive Compensation
Debra L. Reed	29.4%	17.6%	53.0%
Michael R. Niggli	29.4%	17.6%	53.0%
Lee M. Stewart	34.5%	17.2%	48.3%
Dennis V. Arriola	34.5%	17.2%	48.3%
James P. Avery	34.5%	17.2%	48.3%
Anne S. Smith	34.5%	17.2%	48.3%

Actual pay mix may vary substantially from that shown in the table. This may occur as a result of corporate performance, which greatly affects annual bonuses and the value of long term incentives.

1. Base Salaries

The Sempra Energy utilities’ executive compensation programs emphasize performance-based annual bonuses and Sempra Energy equity-based long term incentive awards. However, base salaries remain a necessary and standard part of compensation for attracting and retaining outstanding employees at all levels.

The Boards of Directors of the Sempra Energy utilities target salaries for the executive officers at the median of those for the Fortune 500 companies. Using national general industry comparisons helps attract and retain top-quality executive talent from a broad range of backgrounds.

The boards annually review base salaries for executive officers, and consider the following:

• Approximate mid-range of Fortune 500 salary data • Individual contribution and performance • Labor market conditions • Reporting relationships • Company performance	• Retention needs • Experience • Complexity and importance of roles and responsibilities • Succession planning • Internal equity

Based on a review of market data, performance and internal equity, base salary adjustments were made on January 1, 2007. The base salary of the Sempra Energy utilities’ Chief Executive Officer was increased from $525,000 to $543,400, an increase of 3.5%. Increases for other executive officers ranged from 3.0% to 4.5%.

2. Performance-Based Annual Bonuses

Each year the Boards of Directors establish performance guidelines for annual bonuses. Consistent with the boards’ pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase for performance above the threshold level. Performance at target is intended to result in bonuses at the mid-point of those for executives with comparable levels of responsibility at Fortune 500 companies.

Potential bonuses at threshold, target and maximum company performance are expressed as a percentage of each executive officer’s base salary. The table below illustrates how these percentages vary with the individual officer’s position and attainment of goals. In 2007, bonus opportunities were as follows:

	Threshold Performance	Target Performance	Maximum
Debra L. Reed	0%	60%	120%
Michael R. Niggli	0%	60%	120%
Lee M. Stewart	0%	50%	100%
Dennis V. Arriola	0%	50%	100%
James P. Avery	0%	50%	100%
Anne S. Smith	0%	50%	100%

These target bonus potentials and percentages are consistent with the leverage typically found in bonus plans within general industry. Bonus payouts at maximum approximate the 75th percentile of bonus payouts among peer companies. Extraordinary company or individual performance may result in the payment of bonuses above the guidelines.

Selection of Performance Measures

The Boards of Directors selected the Sempra Energy utilities’ earnings before interest and taxes, operational measures and Sempra Energy net income as the performance measures for the 2007 bonus plan. The relative weights of these measures as a percentage of the overall target were 50%, 20% and 30%, respectively.

The table below shows the financial criteria for 2007 bonuses in millions of dollars:

	Threshold	Target	Maximum
Sempra Energy utilities EBIT	$897	$932	$967
Sempra Energy Net Income	$936	$1,004	$1,144

The Sempra Energy utilities’ earnings before interest and taxes target of $932 million was based on their annual financial plan. The Sempra Energy net income target of $1.04 billion was based on anticipated business unit earnings, except a three-year average of earnings for its commodities businesses was used because of their earnings volatility.

Results for the financial performance measures were based on the amounts reported in the financial statements of the Sempra Energy utilities and Sempra Energy with the following exclusions:

•	Any one-time extraordinary gains or losses related to the California energy crisis.
•	The positive or negative impact of any major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year.
•	90% of the value of any gains or losses from the sale or write-down of assets.

Targets for utility operational measures were based on maintaining or improving safety, customer satisfaction and reliability. Safety targets focus on reducing the number of motor vehicle and workplace accidents. Customer satisfaction targets measure customer satisfaction with customer contact centers and field personnel. Reliability targets seek to minimize the number and duration of interruptions in the delivery of electricity and gas.

2007 Performance-Based Annual Bonuses

The Sempra Energy utilities’ earnings before interest and taxes for bonus purposes was $949 million and overall performance for utility operational measures exceeded target. Sempra Energy 2007 net income for bonus purposes was $1.152 billion.

As a result, overall performance for the Sempra Energy utilities’ 2007 bonuses was at 159.7% of targeted performance levels. Based on this performance and its consideration of the contributions of each executive officer, the Boards of Directors approved the payment of the annual bonuses shown in the following table:

Debra L. Reed	$529,000
Michael R. Niggli	$418,100
Lee M. Stewart	$259,000
Dennis V. Arriola	$258,200
James P. Avery	$252,000
Anne S. Smith	$243,900

3. Long Term Equity-Based Incentives

Long term equity-based incentives are the largest single component of each executive officer’s compensation package. The estimated grant date fair values of awards to the Sempra Energy utilities’ executive officers have generally been between the median and the 75th percentile of market data. The table below illustrates the estimated grant date fair value of 2007 awards as a percentage of base salary:

Debra L. Reed	180%
Michael R. Niggli	180%
Lee M. Stewart	140%
Dennis V. Arriola	140%
James P. Avery	140%
Anne S. Smith	140%

In 2007, as in the past three years, the grant date fair value of these awards was 80% in performance-based Sempra Energy restricted stock and 20% in Sempra Energy stock options. This mix of stock options and performance-based restricted stock was determined after considering many variables. These included alignment with shareholder interests, plan expense, share usage and market trends.

Through the combination of stock options and performance-based restricted stock, both absolute stock price growth and stock price growth relative to industry peers are rewarded. This creates a strong link between executive pay and shareholder returns over a multi-year performance period.

Stock options are an important component of shareholder-aligned executive compensation; however, a more direct link to performance in comparison to indexes and peers was sought. To achieve this result, performance-based restricted stock is used as the major component of the equity grants.

Executive officers earn the performance-based restricted stock, including reinvested dividends, four years from grant upon Sempra Energy meeting the performance requirements. Any performance-based restricted stock not earned is forfeited and canceled. The performance requirements are met if, at the end of the four-year performance period, Sempra Energy has achieved a cumulative total return to shareholders that places it among the top 50% of the companies in the S&P 500 Utilities Index or in the S&P 500 Index. If neither of these criteria is satisfied, participants may earn a portion of the shares based on performance relative to the S&P 500 Utilities Index.

Sempra Energy’s relative total shareholder return from 2004 through 2007 met the 67th percentile of the S&P 500 Utilities Index. As a result, 100% of the performance-based restricted stock for the 2004-2007 Long Term Incentive Plan cycle was released to plan participants after the performance results were certified.

While playing a lesser role in the Sempra Energy utilities current pay program, Sempra Energy stock options remain an appropriate and highly motivating vehicle for delivering long term incentives. Stock options become exercisable in equal annual installments over a four-year period. Options provide a direct link with shareholder interests, as they have no compensation value unless Sempra Energy’s stock price increases above the grant date price.

Benefit Plans

The Sempra Energy utilities’ executive officers also participate in other benefit programs including: 1) Health, Life Insurance and Disability Plans; 2) Retirement Plans; 3) Savings and Deferred Compensation Plans; and 4) Other Benefit Programs.

1. Health, Life Insurance and Disability Plans

The Sempra Energy utilities’ executive officers participate in life, disability, medical, dental and vision insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

In addition to the basic group plans, certain Sempra Energy utilities executive officers also participate in the following:

•	A Medical Insurance Plan providing up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents.
•	A Life Insurance Plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees).
•

A Long Term Disability Plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic Long Term Disability Plan.

When executive officers retire, they continue to participate in the health insurance plans generally provided to virtually all employees.

2. Retirement Plans

Executive officers participate in the Cash-Balance and Excess Cash Balance Pension Plans and a Supplemental Executive Retirement Plan.

The Cash Balance Plan is a tax-qualified pension plan available to most employees. Executive officers also participate with numerous other employees in an Excess Cash Balance Plan. This plan restores the benefits that would have been payable under the Cash Balance Plan but for Internal Revenue Code limitations on tax-qualified plans.

The Supplemental Executive Retirement Plan provides executive officers with retirement benefits based on the executive’s final average pay,1 years of service, and age at retirement. SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan and Excess Cash Balance Plan.

Each plan uses only base salary and annual incentive bonuses in calculating benefits. The value of long term incentive awards is not included.

The Boards of Directors believe that retirement, savings and deferred compensation plans, in general, and the SERP in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer term executive participants. Supplemental retirement plans, together with savings and deferred compensation plans, are prevalent benefits within Fortune 500 companies.

3. Savings and Deferred Compensation Plans

Executive officers, together with most other employees, also participate in a broad-based, tax-qualified 401(k) Savings Plan.

[1]	Final average pay is the average of the two highest years of base salary and average of the three highest annual bonuses prior to retirement.

Employees may contribute a portion of their pay to the plan for investment on a tax-deferred basis. The Sempra Energy utilities match one-half of the first 6% of the employee’s contributions. They also make an additional contribution of up to 1% of base pay if Sempra Energy meets or exceeds annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans. These benefits are restored through a deferred compensation plan. All employee contributions, matching company contributions, and investment earnings vest immediately.

Executive officers also may defer up to 100% of their base salary and bonus under a Deferred Compensation Plan. These deferrals may be directed into funds that mirror the investments available under the 401(k) Savings Plans, including a Sempra Energy phantom stock account, or into a fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or Moody’s plus 1%.

4. Other Benefits Programs

The Sempra Energy utilities provide certain other typical benefits to executive officers. The level and types of these benefits are reviewed each year to ensure that they are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance. In lieu of reimbursement for mileage and other automobile expenses, the Sempra Energy utilities have traditionally provided car allowances. However, car allowances were eliminated mid-year 2007 with a compensating increase in base salary. The Chief Executive Officer and the Chief Operating Officer are provided with an executive security specialist for personal and business driving in the context of an overall security plan.

Severance Pay and Change in Control Arrangements

Sempra Energy has a severance pay agreement, which includes change in control features, with each of the Sempra Energy utilities’ executive officers.

Severance arrangements are a prevalent market practice. The Sempra Energy utilities believe that they are effective in attracting executives who are leaving an existing employer, mitigating legal issues upon a separation of employment and retaining talent during uncertain times. By mitigating the effects of potential job loss, they reinforce management continuity, objectivity and focus on shareholder value, particularly in actual or potential change in control situations.

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when an executive officer’s employment is terminated other than for cause, death or disability or when the executive terminates his or her employment for “good reason.” A termination for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that are a constructive termination of employment without cause. These are actions that, in effect, force the executive to resign. In order to receive some of the benefits in the agreements, the executive must comply with contractual confidentiality, non-competition and non-disparagement obligations.

In addition, upon a change in control of Sempra Energy, all Sempra Energy stock options vest and become immediately exercisable, and all performance and time restrictions lift for outstanding Sempra Energy restricted stock grants. To the extent that the executive officers would incur excise taxes upon the acceleration of these equity awards, their severance agreements provide that they will be made whole for these taxes. These are taxes above and beyond regular income taxes.

Acceleration of equity awards is the predominant industry practice for existing equity plans. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward looking and appropriate to a newly created company and management team.

Evaluating and Compensating the CEO

The Boards of Directors annually review and approve goals and objectives relevant to the compensation of the Sempra Energy utilities’ Chief Executive Officer. These goals and objectives are based primarily upon objective criteria, including business performance; accomplishment of strategic and financial objectives; development of management; and other matters relevant to the short term and long term success of the companies and the creation of shareholder value.

The Chief Executive Officer’s performance is evaluated annually in light of these criteria and the results of that evaluation are communicated to her. Her compensation level, including base salary and awards under annual and long term incentive plans, is based upon this evaluation.

Impact of Regulatory Requirements

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are efficient and in full compliance with these requirements.

Share Ownership Guidelines

Share ownership guidelines have been established for the Sempra Energy utilities’ executive officers to further strengthen the link between company performance and compensation. The guidelines set minimum levels of Sempra Energy common stock ownership that officers are encouraged to achieve and maintain. The guidelines are:

Share Ownership Guidelines
President, Chief Executive Officer and Chief Operating Officer	2 x base salary
Vice Presidents	1 x base salary

Executive officers are expected to meet these guidelines within five years of hire or any officer level promotion. For purposes of the guidelines, share ownership includes shares owned directly or through benefit plans, deferred compensation that executives invest in phantom shares and the vested portion of certain in-the-money stock options. All officers are in compliance with the guidelines.

Employees, including executive officers, are prohibited from trading in puts, calls, options or other future rights to purchase or sell shares of Sempra Energy and its subsidiaries.

Conclusion

The Sempra Energy utilities’ executive compensation program is structured to provide competitive pay and to reward outstanding individual and corporate performance. Salaries are competitive and performance-based compensation is strongly aligned with the interests of shareholders.

The Boards of Directors will continue to monitor pay programs for alignment with performance, shareholder interests and competitive labor markets. They will continue to offer the programs necessary to attract, retain, and motivate top executive talent.

COMPENSATION REPORT OF THE BOARDS OF DIRECTORS

The Boards of Directors of SDG&E, SoCalGas and PE have reviewed and discussed with management of the companies the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

Boards of Directors

Debra L. Reed, Chair

Michael R. Niggli

Mark A. Snell

March 31, 2008

EXECUTIVE COMPENSATION

The table below summarizes the compensation of the most highly compensated executive officers of SDG&E, SoCalGas and PE for the last two years.

Name and Principal Position (A)	Year	Salary	Stock Awards (Restricted Stock) (C)(D)	Option Awards (Service- Based Stock Options) (C)(E)	Non-Equity Incentive Plan Compensation (Performance- Based Annual Bonus)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings (F)	All Other Compen- sation (G)	Total
Debra L. Reed	2007	$546,957	$881,517	$148,063	$529,000	$212,917	$168,417	$2,486,871
Chair of the Board, President and Chief Executive Officer	2006	$496,956	$915,497	$134,918	$505,300	$13,785	$155,452	$2,221,908

Michael R. Niggli (B)	2007	$431,484	$1,039,867	$227,755	$418,100	$569,940	$79,788	$2,766,934
Chief Operating Officer	2006	$414,618	$1,234,467	$244,038	$475,600	$398,348	$164,266	$2,931,337

Lee M. Stewart	2007	$319,395	$644,008	$133,015	$259,000	$509,869	$98,191	$1,963,478
Senior Vice President – Gas Operations	2006	$305,768	$821,076	$147,179	$245,500	$103,874	$147,073	$1,770,470

Dennis V. Arriola (B)	2007	$318,397	$379,411	$63,551	$258,200	$125,142	$71,742	$1,216,443
Senior Vice President and Chief Financial Officer	2006	$291,381	$387,110	$56,515	$267,100	$9,188	$82,307	$1,093,601

James P. Avery	2007	$310,443	$392,345	$66,827	$252,000	$166,910	$49,962	$1,238,487
Senior Vice President – Electric	2006	$292,790	$410,277	$61,006	$235,200	$116,609	$82,989	$1,198,871

Anne S. Smith	2007	$300,331	$374,793	$64,400	$243,900	$147,102	$56,373	$1,186,899
Senior Vice President – Customer Services	2006	$284,849	$382,837	$58,273	$228,900	$8,850	$79,847	$1,043,556

(A)	Each of the named executive officers is an executive officer of both SDG&E and SoCalGas except for Mr. Avery, who is an executive officer of only SDG&E. Ms. Reed and Messrs. Niggli and Arriola are also executive officers of PE but are not additionally compensated for their services as such.

(B)	Messrs. Niggli and Arriola became executive officers of each company on October 7, 2006. Amounts shown for 2006 include those attributable to the portion of that year during which they served as executive officers of Sempra Energy and its other subsidiaries.

(C)	Stock awards consist of restricted shares of Sempra Energy common stock and option awards consist of options to purchase shares of Sempra Energy common stock. Amounts shown in the table are those recognized as compensation expense for the year in respect of outstanding awards, including those granted in prior years, calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Notes 7 and 6, respectively, of the Notes to Consolidated Financial Statements included in the Annual Reports to Shareholders of SDG&E and PE/SoCalGas but disregarding estimates of forfeitures related to service-based vesting conditions. A Monte Carlo pricing model is used to calculate the fair value of performance-based restricted stock and a modified Black-Scholes pricing model is used to calculate the fair value of service-based stock options. For awards granted after 2005, fair value is recognized as compensation expense over the vesting period of the awards – the shorter of four years from the grant date or the period to the executive’s retirement eligibility date, with awards made to retirement eligible executives (Messrs. Niggli and Stewart with respect to 2006 and 2007 awards) fully expensed in the year in which they are granted. Fair value for awards granted before 2006 is calculated as of January 1, 2006, and compensation expense is recognized over the vesting period.

Compensation expense for the one service-based restricted stock award (a 2004 award to Mr. Niggli) is recognized over the vesting period.

The following tables show 2007 and 2006 compensation expense for restricted stock and stock options granted in those years and prior years.

Restricted Stock Expense	Restricted Stock Grants					Total
	2007	2006	2005	2004	2003
Debra L. Reed
2007 Expense	$192,777	$174,894	$237,571	$276,275	$—	$881,517
2006 Expense	$—	$185,368	$176,514	$228,067	$325,548	$915,497
Michael R. Niggli
2007 Expense	$604,577	$—	$201,519	$233,771	$—	$1,039,867
2006 Expense	$—	$628,371	$149,728	$192,980	$263,388	$1,234,467
Lee M. Stewart
2007 Expense	$347,541	$—	$113,701	$182,766	$—	$644,008
2006 Expense	$—	$361,314	$84,480	$150,875	$224,407	$821,076
Dennis V. Arriola
2007 Expense	$86,885	$68,920	$103,533	$120,073	$—	$379,411
2006 Expense	$—	$73,047	$76,925	$99,122	$138,016	$387,110
James P. Avery
2007 Expense	$84,170	$81,519	$104,457	$122,199	$—	$392,345
2006 Expense	$—	$86,400	$77,611	$100,876	$145,390	$410,277
Anne S. Smith
2007 Expense	$81,455	$79,295	$103,533	$110,510	$—	$374,793
2006 Expense	$—	$84,044	$76,925	$91,227	$130,641	$382,837

Stock Option Expense	Stock Option Grants					Total
	2007	2006	2005	2004	2003
Debra L. Reed
2007 Expense	$63,318	$51,205	$21,998	$11,542	$—	$148,063
2006 Expense	$—	$51,205	$41,988	$28,102	$13,623	$134,918
Michael R. Niggli
2007 Expense	$199,296	$—	$18,687	$9,772	$—	$227,755
2006 Expense	$—	$173,558	$35,667	$23,793	$11,020	$244,038
Lee M. Stewart
2007 Expense	$114,872	$—	$10,526	$7,617	$—	$133,015
2006 Expense	$—	$99,176	$20,091	$18,548	$9,364	$147,179
Dennis V. Arriola
2007 Expense	$28,718	$20,213	$9,580	$5,040	$—	$63,551
2006 Expense	$—	$20,212	$18,285	$12,271	$5,747	$56,515
James P. Avery
2007 Expense	$28,026	$23,986	$9,698	$5,117	$—	$66,827
2006 Expense	$—	$23,985	$18,511	$12,459	$6,051	$61,006
Anne S. Smith
2007 Expense	$26,988	$23,177	$9,580	$4,655	$—	$64,400
2006 Expense	$—	$23,177	$18,285	$11,335	$5,476	$58,273

(D)	The fair value of performance-based restricted stock is determined by a Monte Carlo pricing model on the basis of stock price volatility, growth rates and dividend yields of Sempra Energy and companies in the S&P 500 Utilities Index and the S&P 500 Index and is affected by the risk-free rate of return and other variables. The following table shows the fair value of performance-based restricted stock for which compensation expense was recognized in 2007 and 2006 and the principle assumptions with respect to Sempra Energy used in calculating that value.

Restricted Stock Grant Date	Fair Value Per Share	Fair Value Assumptions
		Stock Price Volatility	Risk-Free Rate of Return	Annual Dividend Yield
01/03/2007	$36.20	18.59%	4.62%	2.16%
01/03/2006	$29.64	24.02%	4.31%	2.64%
01/03/2005	$36.98	19.41%	4.32%	3.19%
01/02/2004	$42.50	17.96%	4.33%	3.93%
01/02/2003	$44.76	17.60%	4.33%	3.93%

The fair value of the one service-based restricted stock award (a 2004 award to Mr. Niggli) was $63.15 per share.

(E)	The fair value of service-based stock options is determined by a modified Black-Scholes pricing model on the basis of the price volatility of Sempra Energy common stock and expected option life and is affected by the risk-free rate of return and other variables. The following table shows the fair value of stock options for which compensation expense was recognized in 2007 and 2006 and the principle assumptions used in calculating that value.

Stock Option Grant Date	Fair Value Per Share	Fair Value Assumptions
		Stock Price Volatility	Expected Life (Years)	Risk-Free Rate of Return	Annual Dividend Yield
01/03/2007	$13.84	21.54%	6.25	4.65%	2.11%
01/03/2006	$10.78	23.31%	6.25	4.28%	2.51%
01/03/2005	$8.11	24.66%	6.00	3.85%	2.75%
01/02/2004	$6.25	25.32%	6.00	3.68%	3.31%
01/02/2003	$4.30	24.91%	6.00	3.42%	4.10%

(F)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under defined benefit and actuarial pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. These amounts are:

	Change in Accumulated Benefits		Above-Market Interest		Total
	2007	2006	2007	2006	2007	2006
Debra L. Reed	$197,509	$(149,750)	$15,408	$13,785	$212,917	$13,785
Michael R. Niggli	$545,824	$382,673	$24,116	$15,675	$569,940	$398,348
Lee M. Stewart	$496,168	$94,115	$13,701	$9,759	$509,869	$103,874
Dennis V. Arriola	$110,940	$(6,126)	$14,202	$9,188	$125,142	$9,188
James P. Avery	$166,910	$116,609	$—	$—	$166,910	$116,609
Anne S. Smith	$143,382	$4,943	$3,720	$3,907	$147,102	$8,850

In accordance with Securities and Exchange Commission rules, decreases in pension plan benefits have not been reflected in the Summary Compensation Table.

(G)	All Other Compensation amounts for 2007 are:

	Company 401(k) and Related Plan Contributions	Insurance Premiums	Tax Reimbursements	Other	Total
Debra L. Reed	$36,627	$64,706	$38,159	$28,925	$168,417
Michael R. Niggli	$31,359	$28,027	$8,221	$12,181	$79,788
Lee M. Stewart	$18,503	$37,933	$16,930	$24,825	$98,191
Dennis V. Arriola	$18,349	$13,789	$6,778	$32,826	$71,742
James P. Avery	$19,297	$12,885	$4,402	$13,378	$49,962
Anne S. Smith	$18,725	$15,398	$7,949	$14,301	$56,373

Amounts shown in the “Other” column consist of contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; car allowances and the incremental cost to the companies (mileage at Internal Revenue Service reimbursement rates and the hourly rate of drivers) of commuting and other personal use of company cars and drivers; residential security alarm services; and holiday, business meeting and event gifts and mementos. These amounts do not include parking at company offices and the occasional personal use by executive officers of company property or services (including club memberships and tickets for sporting and entertainment events which at the time of personal use would not otherwise be used for the business purposes for which they are provided) for which we incur no more than nominal incremental cost or for which we are reimbursed by the officer for the incremental cost of personal use.

Grants of Plan-Based Awards

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under Executive Incentive Plans. Longer-term incentives, typically performance-based restricted stock and service-based stock options, are provided under Sempra Energy’s Long Term Incentive Plan.

The table below summarizes 2007 grants of plan-based awards to each of the executive officers named in the Summary Compensation Table.

	Grant Date (A)	Authorization Date (A)	Estimated Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares of Performance-Based Restricted Stock) (C)			Option Awards (Service-Based Stock Options) (D)		Grant Date Fair Value of Stock and Option Awards (E)
			Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares	Exercise Price Per Share
Debra L. Reed
Stock Options	1/03/07	12/04/06							18,300	$56.77	$253,272
Restricted Stock	1/03/07	12/04/06				4,260	21,300	21,300			$771,107
Annual Bonus			$—	$331,200	$662,400
Michael R. Niggli
Stock Options	1/03/07	12/04/06							14,400	$56.77	$199,296
Restricted Stock	1/03/07	12/04/06				3,340	16,700	16,700			$604,577
Annual Bonus			$—	$261,800	$523,500
Lee M. Stewart
Stock Options	1/03/07	12/04/06							8,300	$56.77	$114,872
Restricted Stock	1/03/07	12/04/06				1,920	9,600	9,600			$347,541
Annual Bonus			$—	$162,200	$324,300
Dennis V. Arriola
Stock Options	1/03/07	12/04/06							8,300	$56.77	$114,872
Restricted Stock	1/03/07	12/04/06				1,920	9,600	9,600			$347,541
Annual Bonus			$—	$161,700	$323,300
James P. Avery
Stock Options	1/03/07	12/04/06							8,100	$56.77	$112,104
Restricted Stock	1/03/07	12/04/06				1,860	9,300	9,300			$336,681
Annual Bonus			$—	$157,800	$315,500
Anne S. Smith
Stock Options	1/03/07	12/04/06							7,800	$56.77	$107,952
Restricted Stock	1/03/07	12/04/06				1,800	9,000	9,000			$325,820
Annual Bonus			$—	$152,700	$305,300

(A)	Grant and authorization dates applicable to equity incentive awards, which consist of performance-based restricted stock and service-based stock options granted under Sempra Energy’s Long Term Incentive Plan. Equity incentive awards are authorized by Sempra Energy’s Compensation Committee in December with awards granted on the first trading day of January. The committee specifies a dollar value and other terms for the awards to be granted to each executive officer and the percentage of that value to be allocated between performance-based restricted stock and service-based stock options. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models previously authorized by the committee and the closing price for shares of Sempra Energy common stock on that date. The closing price on the grant date also establishes the exercise price for the stock options. Awards may also be granted upon the hiring or promotion of executive officers.

(B)	Non-equity incentive awards consist of annual performance-based bonuses payable under Executive Incentive Plans. Amounts reported in the table represent estimates of 2007 bonuses to be paid under performance guidelines established at the beginning of the year. Amounts paid are reported in the Summary Compensation Table as non-equity incentive plan compensation.

Bonus guidelines for 2007 for the Executive Incentive Plans of the Sempra Energy utilities were based on the earnings of the Sempra Energy utilities and Sempra Energy and utility operational measures related to customer service, safety and reliability. Bonuses for targeted performance were set at levels ranging from 60% of base salary for the Chief Executive Officer to 50% of base salary for Senior Vice Presidents, with maximum bonuses ranging from 120% to 100% of base salary.

(C)	Equity incentive plan awards consist of performance-based restricted stock granted under Sempra Energy’s Long Term Incentive Plan. These are shares of Sempra Energy common stock issued to the executive that are subject to forfeiture conditions that terminate on the satisfaction of long term performance criteria. During the performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or retirement after attaining age 55, the restricted shares are forfeited and canceled subject to earlier vesting upon a change of control of Sempra Energy or various events specified in the executive’s severance pay agreement. Sempra Energy typically permits each holder of restricted shares the opportunity to sell to Sempra Energy (at the market price of its shares at the end of the performance period) a sufficient number of the shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

The forfeiture conditions on restricted stock granted in 2007 will terminate at the beginning of 2011 if Sempra Energy has achieved a cumulative total return to its shareholders for a four-year performance period that places it among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index. If neither of these performance criteria is satisfied, the forfeiture conditions will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P 500 Utilities Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P 500 Utilities Index. Any restricted stock for which performance criteria are not satisfied at the end of the four-year performance period will be forfeited. Due to the nature of the performance criteria, a “target” payout is not determinable and the number of shares reported as the target payout is the entire number of shares subject to each grant.

(D)	All stock options are service-based options to purchase shares of Sempra Energy common stock granted under Sempra Energy’s Long Term Incentive Plan. They were granted at an exercise price equal to the closing market price of Sempra Energy’s common stock on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant, with immediate exercisability upon a change in control or various events specified in the executive’s severance pay agreement.

(E)	Grant date fair values are calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Notes 7 and 6, respectively, of the Notes to Consolidated Financial Statements included in the Annual Reports to Shareholders of SDG&E and PE/SoCalGas but disregarding estimates of forfeitures related to service-based vesting conditions and based upon the assumptions set forth in Notes D and E to the Summary Compensation Table. They do not correspond to the amounts for restricted stock and stock options that are shown in the Summary Compensation Table which reflect for each year that portion of grant date fair value recognized as compensation expense for awards in that year and prior years.

Outstanding Equity Awards at Year-End

The table below summarizes for each of the executive officers named in the Summary Compensation Table grants of stock options and restricted stock outstanding at December 31, 2007.

	Grant Date						Stock Awards (Restricted Stock)
		Option Awards (Service-Based Stock Options) (A)					Service-Based Restricted Stock			Performance-Based Restricted Stock (B)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unvested Shares (D)		Market Value of Unvested Shares	Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares
		Exercisable	Unexer- cisable (C)
Debra L. Reed	01/03/07	—	18,300	$56.77		01/02/17	—		—	21,629	$1,338,401
	01/03/06	4,750	14,250	$46.14		01/02/16	—		—	24,557	1,519,594
	01/03/05	9,300	9,300	$36.30		01/02/15	—		—	27,474	1,700,064
	01/02/04	22,500	7,500	$30.20		01/01/14	—		—	—	—
	01/02/03	40,300	—	$24.37		01/01/13	—		—	—	—
	01/02/02	40,500	—	$24.77		01/01/12	—		—	—	—

		117,350	49,350	$32.89	(E)		—		—	73,660	$4,558,059

Michael R. Niggli	01/03/07	—	14,400	$56.77		01/02/17				16,958	$1,049,356
	01/03/06	4,025	12,075	$46.14		01/02/16	—		—	20,811	1,287,791
	01/03/05	7,900	7,900	$36.30		01/02/15	—		—	23,304	1,442,078
	02/23/04	—	—	—		—	1,452	(F)	$89,870	—	—
	01/02/04	19,050	6,350	$30.20		01/01/14	—		—	—	—
	01/02/03	32,600	—	$24.37		01/01/13	—		—	—	—
	09/25/00	10,000	—	$19.00		09/24/10	—		—	—	—

		73,575	40,725	$33.99	(E)		1,452	(F)	$89,870	61,073	$3,779,225

Lee M. Stewart	01/03/07	—	8,300	$56.77		01/02/17	—		—	9,748	$603,223
	01/03/06	2,300	6,900	$46.14		01/02/16	—		—	11,966	740,480
	01/03/05	4,450	4,450	$36.30		01/02/15	—		—	13,149	813,649
	01/02/04	14,850	4,950	$30.20		01/01/14	—		—	—	—
	01/02/03	27,700	—	$24.37		01/01/13	—		—	—	—

		49,300	24,600	$33.72	(E)		—		—	34,863	$2,157,352

Dennis V. Arriola	01/03/07	—	8,300	$56.77		01/02/17	—		—	9,748	$603,223
	01/03/06	1,875	5,625	$46.14		01/02/16	—		—	9,677	598,823
	01/03/05	4,050	4,050	$36.30		01/02/15	—		—	11,973	740,884
	01/02/04	9,825	3,275	$30.20		01/01/14	—		—	—	—
	01/02/03	17,000	—	$24.37		01/01/13	—		—	—	—

		32,750	21,250	$35.58	(E)		—		—	31,398	$1,942,930

James P. Avery	01/03/07	—	8,100	$56.77		01/02/17	—		—	9,444	$584,372
	01/03/06	2,225	6,675	$46.14		01/02/16	—		—	11,446	708,285
	01/03/05	—	4,100	$36.30		01/02/15	—		—	12,080	747,499
	01/02/04	—	3,325	$30.20		01/01/14	—		—	—	—

		2,225	22,200	$45.84	(E)		—		—	32,970	$2,040,156

Anne S. Smith	01/03/07	—	7,800	$56.77		01/02/17	—		—	9,139	$565,521
	01/03/06	2,150	6,450	$46.14		01/02/16	—		—	11,134	688,968
	01/03/05	4,050	4,050	$36.30		01/02/15	—		—	11,973	740,884
	01/02/04	9,075	3,025	$30.20		01/01/14	—		—	—	—
	01/02/03	16,200	—	$24.37		01/01/13	—		—	—	—
	05/04/99	6,300	—	$21.00		05/03/09	—		—	—	—

		37,775	21,325	$34.28	(E)		—		—	32,246	$1,995,373

(A)	Stock options to purchase shares of Sempra Energy common stock. They become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire twelve months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock consisting of shares of Sempra Energy common stock. The shares will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon Sempra Energy’s total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service and the termination of service occurs after one-year of the applicable performance period has been completed, the executive’s restricted stock is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s restricted shares are forfeited to the company.

The entire number of the shares subject to the awards and the market value of the shares at December 31, 2007, are reported based upon performance during the portion of the applicable performance period ended at that date.

(C)	Subject to earlier expiration or accelerated exercisability as discussed in Note A, one-fourth of the unexercisable shares relating to the options granted on 1/03/07 will become exercisable on each of 1/03/08, 1/03/09, 1/03/10 and 1/03/11; one-third of the unexercisable shares relating to the options granted on 1/03/06 will become exercisable on each of 1/03/08, 1/03/09 and 1/03/10; one-half of the unexercisable shares relating to the options granted on 1/03/05 will become exercisable on each of 1/03/08 and 1/03/09; and all of the unexercisable shares relating to the options granted on 1/02/04 will become exercisable on 1/02/08.

(D)	Includes shares purchased with reinvested dividends on restricted stock that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(E)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively, $27.45 and $45.80 for Ms. Reed; $27.62 and $45.50 for Mr. Niggli; $28.22 and $44.74 for Mr. Stewart; $28.84 and $45.96 for Mr. Arriola; $0 and $45.81 for Mr. Avery; and $27.73 and $45.90 for Ms. Smith.

(F)	One-half of the shares together with reinvested dividends will vest in 2008 and 2009 subject only to the executive’s continued employment and to earlier vesting upon a change in control or various other events specified in the executive’s severance pay agreement.

Option Exercises and Stock Vested

The table below summarizes information regarding the stock options that were exercised and restricted stock that vested during 2007 for each of the executive officers named in the Summary Compensation Table.

	Option Awards (Service-Based Stock Options)		Stock Awards (Performance-Based Restricted Stock)
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)
Debra L. Reed	—	—	28,607	$1,777,040

Michael R. Niggli	—	—	24,921	$1,547,257

Lee M. Stewart	38,800	$1,399,824	18,924	$1,175,580

Dennis V. Arriola	19,634	$701,436	12,433	$772,329

James P. Avery	9,850	$325,040	12,653	$785,998

Anne S. Smith	28,014	$1,004,818	11,443	$710,816

(A)	Difference between the market value of the option shares on the exercise date and the option exercise price.

(B)	Market value of vesting stock (including reinvested dividends) at the December 31, 2007 vesting date.

Pension Benefits

A Supplemental Executive Retirement Plan provides executive officers with retirement benefits based upon final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement. Benefits begin to vest after five years of service and attainment of age 55 with full vesting when age plus years of service total 70 or the executive attains age 60.

Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under Cash Balance and Excess Cash Balance Plans in which the executives also participate. The Cash Balance Plan is a broad-based tax-qualified retirement plan supplemented by an Excess Cash Balance Plan that restores benefits lost due to Internal Revenue Service limitations on pay and benefits under tax-qualified pension plans. Under the Cash Balance and Excess Cash Balance Plans, a notional account for each participant is annually credited with 7.5% of the participant’s annual salary and bonus. Account balances earn interest and are fully vested after five years (three years effective in 2008) of service.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit in monthly payments over a fixed term, for the life of the retiree, or the life of the retiree and the retiree’s spouse.

The table below summarizes information regarding the present value of accumulated benefits under the various retirement plans at December 31, 2007 for the executive officers named in the Summary Compensation Table.

	Plan	Number of Years Credited Service	Present Value of Accumulated Benefit (A)
Debra L. Reed	Cash Balance Plan		$724,438
	Excess Cash Balance Plan	30	2,029,504
	Supplemental Executive Retirement Plan		1,584,901

	Total		$4,338,843	(B)

Michael R. Niggli	Cash Balance Plan		$241,705
	Excess Cash Balance Plan	7	189,309
	Supplemental Executive Retirement Plan		2,239,935

	Total		$2,670,949	(C)

Lee M. Stewart	Cash Balance Plan		$1,547,078
	Excess Cash Balance Plan	40	3,613,700
	Supplemental Executive Retirement Plan		469,048

	Total		$5,629,826	(C)

Dennis V. Arriola	Cash Balance Plan		$255,214
	Excess Cash Balance Plan	13	430,746
	Supplemental Executive Retirement Plan		665,243

	Total		$1,351,203	(B)

James P. Avery	Cash Balance Plan		$112,117
	Excess Cash Balance Plan	7	138,097
	Supplemental Executive Retirement Plan		761,876

	Total		$1,012,090	(B)

Anne S. Smith	Cash Balance Plan		$740,461
	Excess Cash Balance Plan	30	900,596
	Supplemental Executive Retirement Plan		941,674

	Total		$2,582,731	(B)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Notes 7 and 6, respectively, of the Notes to Consolidated Financial Statements contained in the Annual Reports to Shareholders of SDG&E and PE/SoCalGas, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance and Excess Cash Balance Plans are based on the greater of the amounts payable under those plans or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Excess Cash Balance Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan, and the amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit (based on a 50% joint and survivor annuity) over that provided by both the Cash Balance Plan and the Excess Cash Balance Plan.

(B)	Mss. Reed and Smith and Messrs. Arriola and Avery are vested in benefits under the Cash Balance Plan and Excess Cash Balance Plan but not under the Supplemental Executive Retirement Plan. Had their employment terminated at December 31, 2007, their benefits would have been $2,691,443 for Ms. Reed, $731,159 for Mr. Arriola, $304,732 for Mr. Avery and $1,555,829 for Ms. Smith.

(C)	Messrs. Niggli and Stewart, who at year-end were ages 58 and 62, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2007 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $2,859,863 for Mr. Niggli and $5,690,980 for Mr. Stewart.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives of the Sempra Energy utilities to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (7.29% for 2007) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may elect to participate.

The table below summarizes information relating to the participation in Sempra Energy’s nonqualified deferred compensation plans for each of the executive officers named in the Summary Compensation Table.

Name	Executive Contributions in 2007 (A)	Company Contributions in 2007 (B)	Aggregate Earnings in 2007 (C)	Aggregate Balance at 12-31-07 (D)
Debra L. Reed	$32,997	$28,277	$214,530	$2,905,554

Michael R. Niggli	$462,365	$22,409	$199,287	$2,865,247

Lee M. Stewart	$130,439	$12,203	$174,978	$2,424,983

Dennis V. Arriola	$181,310	$13,049	$176,648	$2,915,983

James P. Avery	$18,627	$10,347	$32,591	$326,632

Anne S. Smith	$174,516	$9,775	$109,109	$2,465,251

(A)	Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2007 that are also included as salary and bonus compensation reported in the Summary Compensation Table total $32,997 for Ms. Reed, $129,445 for Mr. Niggli, $32,239 for Mr. Stewart, $47,760 for Mr. Arriola, $18,627 for Mr. Avery, and $60,066 for Ms. Smith.

(B)	Company contributions are identical to the matching amounts that the executive would have received had deferrals been made under tax-qualified 401(k) savings plans but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings on deferred compensation (other than above-market interest) are not reported in the Summary Compensation Table. Earnings not included in the Summary Compensation Table total $199,122 for Ms. Reed, $175,171 for Mr. Niggli, $161,278 for Mr. Stewart, $166,842 for Mr. Arriola, $32,591 for Mr. Avery, and $105,389 for Ms. Smith.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2007 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such amounts that have or would have been reported in Summary Compensation Tables are $2,146,172 for Ms. Reed, $2,223,694 for Mr. Niggli, $1,846,724 for Mr. Stewart, $1,641,940 for Mr. Arriola, $194,011 for Mr. Avery, and $1,660,083 for Ms. Smith.

Severance Pay and Change in Control Agreements

Sempra Energy has a severance pay agreement with each of the executive officers named in the Summary Compensation Table. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless Sempra Energy or the executive elect not to extend the term.

The severance pay agreements provide for the payment of severance benefits in the event Sempra Energy and its subsidiaries were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability or the executive were to do so for “good reason” as defined in the executive’s agreement. Additional benefits are provided if the executive enters into an agreement with Sempra Energy to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment were to occur within two years of a “change in control” of the company. In addition, Sempra Energy’s stock option and restricted stock agreements provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock would immediately terminate upon a change in control, whether or not accompanied or followed by a termination of the executive’s employment.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of the company. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location.

A change in control is defined in the severance pay agreements to include the acquisition by any person or group of 20% of more of Sempra Energy’s share voting power; the election of a new majority of the board of Sempra Energy comprised of individuals who are not approved or recommended for election by two-thirds of the current directors or successors to the current directors who were so approved or recommended for election; certain mergers, consolidations or sales of assets that result in Sempra Energy’s shareholders owning less than 60% of the voting power of Sempra Energy or of the surviving or purchasing entity or its parent; and approval by Sempra Energy’s shareholders of the liquidation or dissolution of Sempra Energy.

The following table shows the benefits to which each executive officer named in the Summary Compensation Table would have been entitled had Sempra Energy and its subsidiaries terminated his or her employment (other than for cause, death or disability) at December 31, 2007, or had the executive done so for good reason, and the benefits each executive would have been entitled to receive had the termination occurred within two years following a change in control of Sempra Energy. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits provided by that agreement would not be subject to excise taxes for which the executive would be entitled to reimbursement. The table also shows the benefits the executive would have been entitled to receive (accelerated vesting of stock options and restricted stock) had a change in control of Sempra Energy occurred on December 31, 2007, whether or not accompanied or followed by a termination of the executive’s employment.

	Termination by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control
	Unrelated to a Change in Control	After a Change in Control
Debra L. Reed
Lump Sum Cash Payment (A)	$1,626,375	$2,168,300	$—
Stock Option/Restricted Stock Vesting (B)	—	5,274,605	5,274,605
Enhanced Retirement Benefits (C)	—	4,583,841	—
Health & Welfare Benefits (D)	160,975	214,633	—
Financial Planning (E)	15,000	20,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	4,719,302	—

Total	$1,852,350	$17,030,681	$5,274,605

Michael R. Niggli
Lump Sum Cash Payment (A)	$1,389,150	$1,852,200	$—
Stock Option/Restricted Stock Vesting (B)	—	4,457,550	4,457,550
Enhanced Retirement Benefits (C)	—	588,415	—
Health & Welfare Benefits (D)	63,354	84,472	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	2,448,277	—

Total	$1,513,004	$9,494,914	$4,457,550

Lee M. Stewart
Lump Sum Cash Payment (A)	$904,750	$1,200,800	$—
Stock Option/Restricted Stock Vesting (B)	—	2,497,306	2,497,306
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	87,418	116,557	—
Financial Planning (E)	15,000	20,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	—	—

Total	$1,057,168	$3,884,663	$2,497,306

Dennis V. Arriola
Lump Sum Cash Payment (A)	$890,775	$1,187,700	$—
Stock Option/Restricted Stock Vesting (B)	—	2,246,435	2,246,435
Enhanced Retirement Benefits (C)	—	1,712,453	—
Health & Welfare Benefits (D)	43,425	57,900	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	2,031,740	—

Total	$994,700	$7,300,228	$2,246,435

James P. Avery
Lump Sum Cash Payment (A)	$857,275	$1,140,750	$—
Stock Option/Restricted Stock Vesting (B)	—	2,363,480	2,363,480
Enhanced Retirement Benefits (C)	—	1,296,977	—
Health & Welfare Benefits (D)	46,621	62,161	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	1,799,333	—

Total	$964,396	$6,726,701	$2,363,480

Anne S. Smith
Lump Sum Cash Payment (A)	$842,375	$1,121,850	$—
Stock Option/Restricted Stock Vesting (B)	—	2,310,339	2,310,339
Enhanced Retirement Benefits (C)	—	2,554,656	—
Health & Welfare Benefits (D)	32,976	43,968	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	2,492,191	—

Total	$935,851	$8,587,004	$2,310,339

(A)	Severance payment equal to 1.5 times (two times following a change in control) the sum of annual base salary and the average annual bonus. Excludes payment of bonus earned for the year of termination.

(B)	Fair market value at December 31, 2007, of unvested performance-based restricted stock for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of unvested stock options that would become exercisable. Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement eligible executives. Such amounts are $465,728 for Mr. Niggli and $264,850 for Mr. Stewart. For additional information regarding options held by retirement eligible executives, please see Note A to the table of Outstanding Equity Awards at Year-End.

(C)	Incremental actuarial value assuming that the executive had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health insurance benefits for 18 months for termination unrelated to a change in control, and continuation of health, life, executive life, disability and accident benefits for 24 months for termination after a change in control.

(E)	Estimated value associated with continuation of financial planning services for 18 months for termination unrelated to a change in control, and 24 months for termination after a change in control.

(F)	Estimated value associated with outplacement services for 18 months for termination unrelated to a change in control, and 24 months for termination after a change in control.

(G)	Gross-up payment covering the full cost of excise tax under Internal Revenue Code sections 280G and 4999.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or disability or for cause are not entitled to enhanced benefits.

ANNUAL REPORTS

The companies are mailing their respective Annual Reports to the Securities and Exchange Commission on Form 10-K to their shareholders together with this Information Statement.

This Notice of Annual Meetings and this Information Statement are sent by order of the Boards of Directors of San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises.

Jennifer Jett

Corporate Secretary

Dated: April 15, 2008